                                                                     EXHIBIT 2.4


                           SHARE PURCHASE AGREEMENT

                                    BETWEEN

                           LML PAYMENT SYSTEMS INC.

                                      AND

                                WAYNE G. BASLER

                              PETER BENDOR-SAMUEL

                                GARY G. MILLER

                               W. HARWOOD RUNNER

                                  MADE AS OF

                               November 30, 1999

                               TABLE OF CONTENTS
                               -----------------

                           SHARE PURCHASE AGREEMENT
                           ------------------------

                           ARTICLE 1 - INTERPRETATION

1.1  Definitions.............................................................  2
1.2  Headings................................................................  7
1.3  Extended Meanings.......................................................  7
1.4  Accounting Principles...................................................  8
1.5  Currency................................................................  8
1.6  Schedules...............................................................  8

                         ARTICLE 2 - PURCHASE AND SALE

2.1   Purchase and Sale and Purchase Price...................................  9

                   ARTICLE 3 - REPRESENTATIONS AND WARRANTIES

3.1    Majority Shareholders' Representations and Warranties.................  9
3.2    Minority Shareholders' Representations and Warranties................  25
3.3    Survival of Vendors' Representations, Warranties and Covenants.......  30
3.4    Purchaser's Representations and Warranties...........................  31
3.5    Survival of Purchaser's Representations, Warranties and Covenants....  33

                              ARTICLE 4 - CLOSING

4.1    Closing..............................................................  33
4.2    Deliveries by the Vendors to the Purchaser...........................  33
4.3    Deliveries by the Purchaser to the Vendors...........................  34
4.4    Payments by the Purchaser............................................  35

                             ARTICLE 5 - COVENANTS

5.1    Taxes................................................................  36
5.2    Covenants of the Purchaser...........................................  36
5.3    Registration of LML Shares...........................................  36
5.4    Price Protection.....................................................  37

                          ARTICLE 6 - INDEMNIFICATION

6.1    By Majority Shareholders.............................................  37
6.2    By Minority Shareholders.............................................  38
6.3    By Purchaser.........................................................  38
6.4    Indemnification Procedure............................................  39
6.5    Maximum Amount of Indemnification Obligations........................  39

                             ARTICLE 7 - CONDITIONS

7.1    Conditions for the Benefit of the Purchaser..........................  41
7.2    Conditions for the Benefit of the Vendors............................  42

                              ARTICLE 8 - GENERAL

8.1    Further Assurances...................................................  43
8.2    Time of the Essence..................................................  43
8.3    Commissions..........................................................  43
8.4    Legal Fees...........................................................  43
8.5    Public Announcements.................................................  43
8.6    Benefit of the Agreement.............................................  43
8.7    Entire Agreement.....................................................  44
8.8    Amendments and Waiver................................................  44
8.9    Assignment...........................................................  44
8.10   Notices..............................................................  44
8.9    Severability.........................................................  45
8.11   Governing Law........................................................  46
8.12   Attornment...........................................................  46
8.13   Counterparts and Facsimile Signatures................................  46

                           SHARE PURCHASE AGREEMENT
                           ------------------------


          THIS AGREEMENT made as of November 30, 1999;


BETWEEN:


               LML PAYMENT SYSTEMS INC., a corporation continued under the laws of the Yukon Territory of Canada

               (the "Purchase"),

AND:

               WAYNE G. BASLER, of the City of Kingsport in the State of Tennessee

               ("Mr. Basler")

               PETER BENDOR-SAMUEL, of the City of Dallas in the State of Texas

               ("Mr. Bendor-Samuel")

               GARY G. MILLER, of the City of Fort Worth in the State of Texas

               ("Mr. Miller")

               W. HARWOOD RUNNER, of the City of Fort Worth in the State of
               Texas

               ("Mr. Runner")

               (Mr. Basler, Mr. Bendor-Samuel, Mr. Miller and Mr. Runner are hereinafter referred to collectively as the "Vendors"),


WHEREAS:

A. The Vendors are the beneficial and registered owners of the Shares, being all the issued and outstanding common shares of the capital stock of the Corporation; and

B. The Vendors desire to sell and the Purchaser desires to purchase the Shares upon and subject to the terms and conditions hereinafter set forth;


          NOW, THEREFORE, THIS AGREEMENT WITNESSES that in consideration of the premises and the covenants and agreements herein contained (and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged) the parties hereto agree as follows:


                                 ARTICLE 1 - INTERPRETATION
                                 --------------------------
1.1       Definitions.
          -----------

          In this Agreement, unless something in the subject matter or context is inconsistent therewith:

   (a)    "1933 Act" has the meaning set out in Section 3.1(ggg)(ii);

   (b) "Agreement" means this agreement and all amendments made hereto by written agreement between the Vendors and the Purchaser;

   (c) "Balance of Majority Shares" means as of the time in question, the Majority Shares less (i) any Majority Shares previously pledged to Purchaser and foreclosed upon, and (ii) any Majority Shares previously sold, substantially all of the net proceeds from which were used to pay all or part of an Indemnity Note obligation or all or part of an Indemnification Claim against the Majority Shareholders;

   (d) "Balance Sheet" means the audited consolidated balance sheet of the Corporation and the Subsidiary as at the Balance Sheet Date;

   (e) "Bank" means Bank of America, N.A., the successor by merger to NationsBank, N.A.;

   (f) "Bank Debt" means the outstanding principal balance under the Bank Promissory Note as of the Time of Closing;

   (g) "Bank Debt Interest" means all accrued and unpaid interest and other amounts, if any, payable under the Bank Promissory Note as of the Time of Closing;

   (h) "Bank Promissory Note" means that certain Promissory Note dated November 30, 1998 executed by the Corporation in favor of NationsBank N.A. in the original principal amount of $1,250,000 with interest, and other amounts, if any, payable thereon as contemplated in such Promissory Note;

   (i)    "Balance Sheet Date" means December 31, 1998;

   (j) "BUIS" means BUIS & Co., a corporation incorporated under the laws of the State of Texas;

   (k) "BUIS Warrant" means the Stock Purchase Warrant dated April 11, 1995 and issued by the Subsidiary to BUIS entitling BUIS to purchase 5 Subsidiary Shares from the treasury of the Subsidiary at a price of $0.01 per Subsidiary Share;

   (l) "BUIS Warrant Consideration" means the cash amount negotiated by the Vendors with BUIS in order to obtain the Warrant Release in respect of the BUIS Warrant;

   (m) "Business Day" means a day other than a Saturday, Sunday or bank holiday in Texas;

   (n) "Closing" means the closing of all the transactions contemplated in this Agreement at the Time of Closing on the Closing Date which shall be effected by the deposit by the parties hereto and Finova, BUIS and the Bank of all documents required to be delivered in order to effect such Closing pursuant to the provisions hereof where upon the Closing shall have occurred and the respective documents thus tabled will be delivered to the respective parties and third parties in accordance with a closing agenda to be agreed upon between the Purchaser Counsel and the Vendor Counsel before the Time of Closing;

   (o) "Closing Date" means November 30, 1999 or such other date as may be agreed to in writing between the Vendors and the Purchaser;

   (p)    "Corporation" means CFDC Holdings Corp.;

   (q) "Debt Releases" means collectively the releases of Finova and the Bank in respect of the Finova Debt and the Bank Debt in substantially the form, respectively, of the draft releases attached hereto as Schedule 1.1(q)1 and 2;

   (r) "Environmental Laws" means any and all state, federal, and local statutes, regulations and ordinances relating to the protection of human health and the environment, including without limitation the Federal Comprehensive Environmental Response, Compensation, and Liability Act and the Toxic Substances Control Act;

   (s)    "Financial Statements" has the meaning set out in Section 3.1(n);

   (t) "Finova" means Finova Mezzanine Capital Inc., formerly known as Sirrom Capital Corporation;

   (u) "Finova Debt" means the $1,750,000 in principal amount owed by the Subsidiary to Finova pursuant to the Finova Loan Agreement dated March 17, 1995 made between the Subsidiary and Sirrom repayment of which is secured by the Finova Promissory Note, the Finova Security Agreement, the Finova Pledge and Security Agreement, and the Finova Life Insurance Assignment and in partial consideration for the making of which the Finova Warrant was issued;

   (v) "Finova Debt Interest" means all accrued and unpaid interest and other amounts, if any, payable under the Finova Loan Agreement and the Finova Promissory Note;

   (w) "Finova Discharge" means, collectively, a discharge in registrable form, of the UCC-1 filings in respect of the Finova Security Agreement and Finova Pledge and Security Agreement, a reassignment or cancellation of life insurance under the Finova Life Insurance Assignment and a discharge under the Finova Pledge and Security Agreement;

   (x) "Finova Life Insurance Assignment" means the Life Insurance Assignment Agreement dated as of March 17, 1995 between Sirrom and the Subsidiary as partial security for the Finova Debt;

   (y) "Finova Loan Agreement" means the loan agreement dated as of March 17, 1995 between Sirrom and the Subsidiary;

   (z) "Finova Pledge and Security Agreement" means the Pledge and Security Agreement dated March 17, 1995 made between Sirrom and the Corporation as partial security for the Finova Debt;

   (aa) "Finova Promissory Note" means the Secured Promissory Note dated March 17, 1995 made by the Subsidiary in favor of Sirrom in the principal amount of $1,750,000;

   (bb) "Finova Security Agreement" means the Security Agreement dated as of March 17, 1995 made between Sirrom and the Subsidiary as partial security for the Finova Debt;

   (cc) "Finova Warrant" means the Stock Purchase Warrant dated March 17, 1995 and issued by the Subsidiary to Sirrom entitling Sirrom to purchase 324 Subsidiary Shares from the treasury of the Subsidiary at a price of $0.01 per Subsidiary Share;

   (dd) "Finova Warrant Consideration" means the number of LML Shares or the cash amount negotiated by the Vendors with Finova in order to obtain the Warrant Release in respect of the Finova Warrant;

   (ee) "Hazardous Material" means any hazardous or toxic substance, material, or waste, including, but not limited to those substances, materials, pollutants, contaminants and wastes listed in the United States Department of Transportation Hazardous

          Materials Table (49 C.F.R. (S) 172.101) or by the United States Environmental Protection Agency as hazardous substances (40 C.F.R.
          Part 302 and amendments thereto), petroleum products (as defined in Title I to the Resource Conservation and Recovery Act, 42 U.S.C. (S) 6991-6991(i)) and their derivatives;

   (ff)   "Indemnification Claim" has the meaning set out in Section 6.1;

   (gg)   "Indemnity Note" has the meaning set out in Section 6.5(a)(i);

   (hh)   "Interim Financial Statements" has the meaning set out in Section
          3.1(o);

   (ii)   "Interim Balance Sheet Date" means October 31, 1999;

   (jj) "Interim Balance Sheet" means the consolidated balance sheet of the Corporation and the Subsidiary as at the Interim Balance Sheet Date;

   (kk) "Knowledge of the Majority Shareholders" means with respect to the existence or absence of facts, that neither Mr. Runner nor Mr. Miller, without duty of inquiry or investigation, has had come to his attention any information which would give him actual knowledge of the existence or absence of such facts;

   (ll) "LML" means LML Payment Systems Inc., a corporation continued under the laws of the Yukon Territory of Canada;

   (mm) "LML Share" means one common share without par value of the capital stock of LML;

   (nn) "LML Share Closing Value" means the closing offering price for the purchase of an LML Share as reported by NASDAQ on November 29, 1999;

   (oo)   "Losses" has the meaning set out in Section 6.1;

   (pp)   "Majority Shareholders" means, collectively, Mr. Runner and Mr.
          Miller;

   (qq) "Majority Shareholders' Distribution Amount" means the product of the LML Share Closing Value, times the number of LML Shares comprising the Majority Shares;

   (rr) "Majority Shares" means the LML Shares received by the Majority Shareholders at the Closing;

   (ss)   "Material Contracts" has the meaning set out in Section 3.1(y);

   (tt) "Minority Shareholders" means, collectively, Mr. Basler and Mr. Bendor-Samuel;

   (uu) "NASDAQ" means the National Association of Security Dealers Automated Quotation System;

   (vv) "New Working Capital" means the sum to be advanced or caused to be advanced by the Purchaser to the Corporation and/or the Subsidiary as working capital at the Time of Closing which is the result of subtracting (A) the sum of adding (i) the Selling Expenses that are legal fees and disbursements, (ii) the Bank Debt Interest, and (iii) the Finova Debt Interest from (B) $500,000;

   (ww)   "Piggyback Registration" has the meaning set out in Section 5.3(a);

   (xx) "Proprietary Software" means all software which is owned by the Corporation or the Subsidiary as a result of it having been developed by or for the Corporation or the Subsidiary;

   (yy)   "Public Documents" has the meaning set out in Section 3.1(ggg)(x);

   (zz)   "Purchase Price" has the meaning set out in Section 2.1(a);

   (aaa) "Purchaser Counsel" means, collectively, in Canada, McCarthy Tetrault of Vancouver, British Columbia, Clark Wilson of Vancouver, British Columbia and Veale Kilpatrick of Whitehorse, Yukon Territory, and in the United States of America, Van Henry Archer III, of San Antonio, Texas and Morrison Foerster L.L.P of New York;

   (bbb)  "Real Property" has the meaning set out in Section 3.1(gg)(i);

   (ccc) "Registrable Securities" means LML Shares, excluding any such shares that are (i) effectively registered under the 1933 Act and disposed of in accordance with such registration, (ii) saleable by the holder thereof pursuant to Rule 144, or (iii) actually distributed to the public pursuant to Rule 144;

   (ddd)  "Restricted Securities" has the meaning set out in Section
          3.1(ggg)(i);

   (eee) "Rule 144" means Rule 144 under the 1933 Act, as such rule may be amended from time to time, or any similar rule or regulation hereafter adopted by the SEC.

   (fff)  "SEC" has the meaning set out in Section 3.1(ggg)(vi);

   (ggg) "Selling Expenses" means, collectively, the amount that is the sum, expressed in dollars, of (i) the cost of discharging the Finova Warrant at the Closing, (ii) the cost of discharging the BUIS Warrant at the Closing, and (iii) the fees and disbursements of Vendor Counsel and other legal counsel if any incurred by Vendors in the negotiation, settlement and closing of the purchase and sale of the Shares hereunder;

   (hhh) "Shares" means the 13,879 issued and outstanding common shares of the capital stock of the Corporation;

   (iii) "Sharing Percentages" means for Mr. Basler 8.199%, for Mr. Bendor-Samuel 1.801%, for Mr. Miller 45.183% and for Mr. Runner 44.817%;

   (jjj) "Sirrom" means Sirrom Capital Corporation, a corporation incorporated under the laws of the State of Tennessee;

   (kkk) "Subsidiary" means CFData Corp., a corporation incorporated pursuant to the laws of the State of Texas;

   (lll) "Subsidiary Share" means one common share of the capital stock of the Subsidiary;

   (mmm)  "Time of Closing" means 9:00 a.m. (Dallas Time) on the Closing Date;
          and

   (nnn)  "Vendor Counsel" means Munsch, Hardt, Kopf & Harr, P.C. of Dallas,
          Texas;

   (ooo) "Vendors' Certificates" means collectively, the certificates delivered on Closing, in substantially the form of the draft certificate attached hereto as Schedule 1.1(ooo) by each of the Vendors stating under penalty of perjury each Vendor's United States taxpayer identification number and that such Vendor is not a foreign person within the meaning of Section 1445(b)(2) of the Internal Revenue Code of the United States of America; and

   (ppp) "Warrant Releases" means collectively the releases of Finova and BUIS evidencing the termination of their rights, respectively, pursuant to the Finova Warrant and the BUIS Warrant in substantially the forms of the draft releases attached as Schedules 1.1(ppp)1 and 2.

1.2       Headings.
          --------

          The division of this Agreement into Articles and Sections and the insertion of headings are for convenience of reference only and shall not affect the construction or interpretation of this Agreement. The terms "this Agreement", "hereof", "hereunder" and similar expressions refer to this Agreement and not to any particular Article, Section or other portion hereof and include any agreement supplemental hereto. Unless something in the subject matter or context is inconsistent therewith, references herein to Articles and Sections are to Articles and Sections of this Agreement.

1.3       Extended Meanings.
          -----------------

          In this Agreement words importing the singular number only shall include the plural and vice versa, words importing the masculine gender shall include the feminine and neuter genders and vice versa and words importing persons shall include individuals, partnerships, associations, trusts, unincorporated organizations and corporations.

1.4       Accounting Principles.
          ----------------------

          Wherever in this Agreement reference is made to a calculation to be made in accordance with generally accepted accounting principles, such reference shall be deemed to be to the generally accepted accounting principles from time to time approved by the American Institute of Certified Public Accountants, or any successor institute, applicable as at the date on which such calculation is made or required to be made in accordance with generally accepted accounting principles.

1.5       Currency
          --------

          All references to currency herein are to lawful money of the United States of America.

1.6       Schedules.
          ---------

          The following are the Schedules annexed hereto and incorporated by reference and deemed to be part hereof:

          Schedule 1.1(q)1    Debt Release (Finova Debt)
          Schedule 1.1(q)2    Debt Release (Bank Debt)
          Schedule 1.1(ooo)   Vendors' Certificates
          Schedule 1.1(ppp)1  Warrant Release (Finova Warrant)
          Schedule 1.1(ppp)2  Warrant Release (BUIS Warrant)
          Schedule 3.1(h)     Liens on the Shares
          Schedule 3.1(k)     Encumbrances on the Shares
          Schedule 3.1(n)     Financial Statements
          Schedule 3.1(o)     Interim Financial Statements
          Schedule 3.1(r)     Liens and Encumbrances
          Schedule 3.1(s)     Outstanding Notices and Orders
          Schedule 3.1(v)     Tax Liability
          Schedule 3.1(w)     Tax Returns
          Schedule 3.1(x)     Liabilities Out of Normal Course
          Schedule 3.1(y)     Material Contracts
          Schedule 3.1(z)     Material Contract Defaults
          Schedule 3.1(aa)    Guarantees
          Schedule 3.1(bb)    Leases of Real Property
          Schedule 3.1(ee)    Leases of Personal Property
          Schedule 3.1(jj)    Royalty, License Fee, Management Fee
          Schedule 3.1(ll)    Collective Agreements and Employee Benefit Plans
          Schedule 3.1(uu)    Legal Actions
          Schedule 3.1(zz)    Licenses
          Schedule 3.1(bbb)   Intellectual Property

          Schedule 3.1(ddd)      Infringement of Intellectual Property Rights
          Schedule 3.1(eee)      Insurance Policies
          Schedule 3.2(a)        Liens on the Shares
          Schedule 4.2(a)        Vendors' Direction
          Schedule 4.2(b)(i)     Mr. Runner's Consulting Agreement
          Schedule 4.2(b)(ii)    Non-Competition Agreement
          Schedule 4.2(b)(xvii)  Opinion of Vendor Counsel
          Schedule 4.3(a)(vii)   Opinions of Purchaser Counsel
          Schedule 6.5(a)(i)     Indemnity Note and Pledge


                         ARTICLE 2 - PURCHASE AND SALE
                         -----------------------------

2.1       Purchase and Sale and Purchase Price.
          ------------------------------------

     (a) The Vendors shall sell the Shares to the Purchaser and the Purchaser shall purchase the Shares from the Vendors for a total purchase price which is the amount that is equal to the result of subtracting (i) the Selling Expenses from (ii) $1,500,000 (such result is hereinafter referred to as the "Purchase Price") upon and subject to the terms and conditions hereof.

     (b) The Purchase Price shall be paid and satisfied by issuance to each of the Vendors on Closing such Vendor's Sharing Percentage of that number of LML Shares that equals the amount that is equal to the product of dividing (i) the Purchase Price by (ii) the LML Share Closing Value rounded down to the nearest whole number.


                  ARTICLE 3 - REPRESENTATIONS AND WARRANTIES
                  ------------------------------------------

3.1       Majority Shareholders'  Representations and Warranties.
          ------------------------------------------------------

          The Schedules attached to this Agreement expressly qualify this Agreement and the warranties and representations set forth herein. The information contained in the Schedules or the agreements referred to in the Schedules shall be deemed to qualify the entire Agreement and to the extent that any disclosure set forth in a Schedule is applicable to more than one section of the Agreement or more than one warranty or representation, such disclosure shall be deemed to have been repeated with respect to each such warranty and representation and section as if set forth completely herein. Except as may be set forth on the Schedules, the Majority Shareholders jointly and severally represent and warrant to the Purchaser that the following representations and warranties are true as of the date hereof and will be true as of the Time of Closing;

     (a) the Corporation is a corporation duly organized and validly existing under the laws of Texas with the corporate power to own its assets and to carry on its business and has made all necessary filings under all applicable corporate, securities and taxation laws or any other laws to which the Corporation is subject;

     (b) the entire authorized capital stock of the Corporation consists of 1,000,000 common shares, of which 13,879 have been validly issued and are outstanding, fully paid and non-assessable;

     (c) the articles of incorporation of the Corporation were filed with the Office of Secretary of State of Texas on November 4, 1993, and the only amendments thereto are amendments filed on May 17, 1995 and October 28, 1999;

     (d) the bylaws of the Corporation were adopted on November 4, 1993 and there have been no amendments thereto;

     (e) the authorized capital of the Subsidiary consists of 1,500 common shares, of which 1,000 have been validly issued and are outstanding, fully paid and non-assessable;

     (f) the articles of incorporation of the Subsidiary were filed with the Office of Secretary of State of Texas on November 3, 1993, and the only amendments thereto are amendments filed on March 17, 1995 and March 24, 1995;

     (g) the bylaws of the Subsidiary were adopted on November 4, 1993, and the only amendment thereto was adopted on March 15, 1995;

     (h) each of the Majority Shareholders is the beneficial and registered owner of the number of Shares shown in the table below opposite the Majority Shareholder"s name free and clear of all liens, charges, encumbrances and any other rights of others, except as set out in
          Schedule 3.1(h);


                                              Number of Shares Registered
                    Vendor's Name              in the Name of the Vendor
                   ---------------           -----------------------------
                    Mr. Miller                            6271
                    Mr. Runner                            6220

     (i) each of the Majority Shareholders has good and sufficient power, authority and right to enter into and deliver this Agreement and to transfer the legal and beneficial title and ownership of the Shares registered in his name to the Purchaser free and clear of all liens, charges, encumbrances and any other rights of others;

     (j) there is no contract, option or any other right of another binding upon or which at any time in the future may become binding upon:

          (i) the Majority Shareholders to sell, transfer, assign, pledge, charge, mortgage or in any other way dispose of or encumber any of the Shares other than pursuant to the provisions of this Agreement; or

          (ii) the Corporation to allot or issue any of the authorized but unissued shares of the Corporation or to create any additional class of shares;

     (k) the Corporation is the beneficial and registered owner of all the issued and outstanding Subsidiary Shares free and clear of all liens, charges, encumbrances and any other rights of others except the pledge of the Subsidiary Shares pursuant to the Finova Pledge and Security Agreement, and except as set out in Schedule 3.1(k);

     (l) there is no contract, option or any other right of another binding upon or which at any time in the future may become binding upon:

          (i) the Corporation to sell, transfer, assign, pledge, charge, mortgage or in any other way dispose of or encumber any of the issued and outstanding Subsidiary Shares other than pursuant to the provisions of this Agreement except for the Finova Loan Agreement and the Finova Pledge and Security Agreement; or

          (ii) the Subsidiary to allot or issue any of the unissued Subsidiary Shares except pursuant to the Finova Warrant and the BUIS Warrant or to create any additional class of shares;

     (m) to the Knowledge of the Majority Shareholders, neither the entering into nor the delivery of this Agreement nor the completion of the transactions contemplated hereby by the Vendors or by the Corporation will result in the violation of:

          (i) any of the provisions of the constating documents or bylaws of the Corporation or the Subsidiary;

          (ii) any agreement or other instrument to which the Corporation or the Vendors are a party or by which the Corporation, the Subsidiary or the Vendors are bound which will not be terminated as of the Closing Date, or

          (iii)  any applicable law, rule or regulation;

     (n) the audited consolidated financial statements of the Corporation and the Subsidiary, consisting of the Balance Sheet and statement of operations, statement of change in stockholder's equity (deficit) and statement of cash flow for the period ended on the Balance Sheet Date, together with the report of Hartman, Walter, Leito & Bolt L.L.P., certified public accountants, thereon and the notes thereto (hereinafter collectively referred to as the "Financial Statements"), a copy of which is attached hereto as Schedule 3.1(n):

          (i) are in accordance with the books and accounts of the Corporation and the Subsidiary as at the Balance Sheet Date,

          (ii) are true and correct and present fairly the financial position of the Corporation and the Subsidiary as at the Balance Sheet Date,

          (iii) have been prepared in accordance with generally accepted accounting principles consistently applied, and

          (iv) present fairly all of the assets and liabilities of the Corporation and the Subsidiary as at the Balance Sheet Date including, without limiting the generality of the foregoing, all contingent liabilities of the Corporation and the Subsidiary as at the Balance Sheet Date;

     (o) the unaudited consolidated financial statements of the Corporation and the Subsidiary, consisting of the Interim Balance Sheet and statement of operations, statement of change in stockholder's equity (deficit) and statement of cash flow for the period ended on the Interim Balance Sheet Date and the notes thereto (hereinafter collectively referred to as the "Interim Financial Statements"), a copy of which is attached hereto as Schedule 3.1(o):

          (i) are in accordance with the books and accounts of the Corporation and the Subsidiary as at the Interim Balance Sheet Date,

          (ii) are true and correct and present fairly the financial position of the Corporation and the Subsidiary as at the Interim Balance Sheet Date,

          (iii) have been prepared in accordance with generally accepted accounting principles consistently applied, and

          (iv) present fairly all of the assets and liabilities of the Corporation and the Subsidiary as at the Interim Balance Sheet Date including, without limiting the generality of the foregoing, all contingent liabilities of the Corporation and the Subsidiary as at the Interim Balance Sheet Date;

     (p) since the Interim Balance Sheet Date, there has been no material adverse change in the assets, liabilities or financial position of the Corporation or the Subsidiary;

     (q) since the Interim Balance Sheet Date, the businesses of the Corporation and the Subsidiary have been carried on in their usual and ordinary course and neither the Corporation nor the Subsidiary has entered into any transaction out of the usual and ordinary course of their respective businesses;

     (r) the Corporation and the Subsidiary are the respective owners with a good and indefeasible title, free and clear of all liens, charges, encumbrances and any other rights of others, of all assets of the Corporation and the Subsidiary shown or reflected on the Interim Balance Sheet, except as noted in such Schedule 3.1(r) and for (A) such of the assets of the Corporation and the Subsidiary as have been disposed of in the usual and ordinary course of business since the Interim Balance

          Sheet Date, (B) assets being leased, (C) statutory and contractual landlords liens, (D) liens which are to be released by the Closing Date or which are not listed in such Schedule 3.1(r) because they (i) are not substantial in character amount or extent, and do not materially detract from the value of the assets subject thereto, (ii) do not materially interfere with either the present or intended use of such assets, and (iii) do not, individually or in the aggregate, materially interfere with the conduct of the Corporation's or the Subsidiary's business;

     (s)  to the Knowledge of the Majority Shareholders, except as described in
          Schedule 3.1(s), there are no outstanding orders, notices or similar requirements relating to the Corporation and the Subsidiary issued by any building, environmental, fire, health, labor or police authorities or from any other federal, state or municipal authority and there are no matters under discussion with any such authorities relating to orders, notices or similar requirements;

     (t) no single capital expenditure in excess of $5,000 or capital expenditures in the aggregate in excess of $10,000 have been made or authorized by either the Corporation or the Subsidiary since the Interim Balance Sheet Date;

     (u) no dividends have been declared or paid on or in respect of the Shares and no other distribution on any of its securities or shares has been made by the Corporation since the Interim Balance Sheet Date and all dividends which to the date hereof have been declared or paid by the Corporation have been duly and validly declared or paid;

     (v) to the Knowledge of the Majority Shareholders, neither the Corporation nor the Subsidiary has any liability, obligation or commitment for the payment of income taxes, corporation taxes ad valorem taxes, personal property taxes and franchise taxes, or any other taxes or duties of whatever nature or kind, or interest or penalties with respect thereto, except such as are disclosed in the Interim Financial Statements or such taxes or duties not yet due and payable as have arisen since the Interim Balance Sheet Date in the usual and ordinary course of business and for which adequate provision in the accounts of the Corporation or the Subsidiary, as the case may be, has been made, and neither the Corporation nor the Subsidiary are in arrears with respect to any required withholdings or installment payments of any tax or duty of any kind and has not filed any waiver for a taxation year of the Corporation under the Internal Revenue Code of the United States of America or any other legislation imposing tax on the Corporation except as disclosed in Schedule 3.1(v);

     (w)  the tax returns of the Corporation and the Subsidiary as disclosed in
          Schedule 3.1(w) attached hereto are true and complete in all material respects;

     (x)  to the Knowledge of the Majority Shareholders, except as disclosed in
          Schedule 3.1(x) there are no outstanding liabilities against the Corporation or the Subsidiary except trade debts incurred in the usual and ordinary course of business which could be reasonably expected to have a material adverse effect on the Corporation or the Subsidiary;

     (y) All contracts and commitments (other than leases of real or personal property) to which the Corporation or the Subsidiary is a party or bound, meeting any of the descriptions set forth below (collectively, the "Material Contracts"), are listed in Schedule 3.1(y) attached hereto.

          (i) any contract or agreement for the purchase of any materials or supplies in excess of Five Thousand and 00/100 Dollars ($5,000.00);

          (ii) any instrument evidencing or related to indebtedness, obligation or liability for borrowed money (irrespective of amount), or any liability for the deferred purchase price of property (excluding normal trade payables arising out of the ordinary course of business), or any instrument guaranteeing any indebtedness, obligation or liability, or any obligation to incur any indebtedness, obligation or liability;

          (iii) any joint venture, partnership or other cooperative arrangement or any other cooperative agreement involving a sharing of profits with any other party;

          (iv) any sales agency, representative, brokerage, distribution or similar contract;

          (v) all agreements and relationships with any individual or entity entitled to fees, commissions, royalties or any other payments;

          (vi) any plan or contract for officers, directors, consultants, or employees, with respect to salaries, fees, royalties, insurance, bonuses, incentive compensation, pensions, deferred compensation, hospitalization, retirement payments, profit sharing, severance benefit by contract, paid vacations or other benefit which is not otherwise listed on a Schedule to this Agreement;

          (vii)  any contract or agreement with any labor union;

          (viii) any contract, agreement or commitment upon which the business of the Corporation or the Subsidiary is materially dependent;

          (ix) any agreement or contract concerning confidentiality or non-competition or any restriction on the ability of the Corporation or the Subsidiary to conduct business in the ordinary course;

          (x) any other contract, commitment or agreement related to the business of the Corporation or the Subsidiary (other than contracts, commitments or agreements excluded by an express exception from the descriptions set forth above) which (i) provides for payment or performance by either party thereto having an aggregate value of Five Thousand and 00/100 Dollars ($5,000.00) or more, or
                 (ii) is not terminable by the Company without payment or penalty on 30 days (or less) notice.

     (z)  to the Knowledge of the Majority Shareholders, except as disclosed in
          Schedule 3.1(z), neither the Corporation nor the Subsidiary is in default or breach of any Material Contract to which either is a party and to the Knowledge of the Majority Shareholders, there exists no condition, event or act which, with the giving of notice or lapse of time or both would constitute such a default or breach and all such Material Contracts are in good standing and in full force and effect in accordance with their terms and the Corporation or the Subsidiary, as the case may be, are each entitled to all material benefits under the Material Contract to which they are respectively parties;

     (aa) except as set out in Schedule 3.1(aa), neither the Corporation nor the Subsidiary is a party to or bound by any guarantee, indemnification, surety or similar obligation;

     (bb) neither the Corporation nor the Subsidiary owns any real property nor are they a party to any lease or agreement in the nature of a lease for real property, whether as lessor or lessee except as set out in
          Schedule 3.1(bb);

     (cc) the leases of real property listed on Schedule 3.1(bb) constitute all the real property leases to which either the Corporation or the Subsidiary is a party (either as lessor or lessee), and true and complete copies of such leases and all amendments and modifications thereof have been provided to the Purchaser. To the Knowledge of the Majority Shareholders, no changes have been made to any leasehold premises following the commencement date of the lease which would result in any material remediation or restoration obligation on the part of the Corporation or the Subsidiary upon the expiration or earlier termination of the lease;

     (dd) to the Knowledge of the Majority Shareholders, with respect to the leases of real property listed on Schedule 3.1(bb), (i) the leases are in full force and effect, and are valid, binding and enforceable in accordance with their respective terms, (ii) all accrued and currently payable rents and other payments required by such leases have been paid, (iii) such leases were entered into in the ordinary course of business and the Corporation or the Subsidiary has been in peaceable possession since the beginning of their respective possession (either as lessor or lessee) under any such lease, and (iv) neither the Corporation, the Subsidiary nor any other party is in material default in any respect under any such leases;

     (ee) neither the Corporation nor the Subsidiary is a party to any lease or agreement in the nature of a lease for personal property, whether as lessor or lessee except as set out in Schedule 3.1(ee);

     (ff) the leases of personal property listed in Schedule 3.1(ee) constitute all the personal property leases to which the Corporation or the Subsidiary is a party (either as lessor or lessee) true and complete copies of such leases and all amendments and modifications thereof have been provided to the Purchaser;

     (gg) Environmental Representations and Warranties of the Majority
          Shareholders:

          (i) to the Knowledge of the Majority Shareholders, all activities of the Corporation and the Subsidiary with respect to real property now or formerly owned or leased by the Corporation or the Subsidiary ("Real Property") have been and are being conducted in material compliance with all Environmental Laws;

          (ii) to the Knowledge of the Majority Shareholders, there has been no release or presence of any Hazardous Materials on, in, from or onto the Real Property in violation of any Environmental Law;

          (iii) neither the Corporation or the Subsidiary has generated, manufactured, refined, transported, stored, handled, disposed of or released any Hazardous Material on the Real Property in violation of any Environmental Law;

          (iv) to the Knowledge of the Majority Shareholders, the Corporation and the Subsidiary have obtained all approvals and caused all notifications to be made with respect to the Real Property as required by Environmental Laws, if any;

          (v) to the Knowledge of the Majority Shareholders, the Corporation has delivered to the Purchaser a true and complete list of all registrations with, licenses from, or permits issued by governmental agencies or authorities material to the operations of the business of the Corporation and the Subsidiary pursuant to environmental, health and safety laws, and all such registrations, licenses or permits are in full force and effect;

          (vi) neither the Corporation nor the Subsidiary has received any written notice of any violation of any Environmental Laws with respect to the Real Property;

          (vii) no action has been commenced or to the Knowledge of the Majority Shareholders threatened regarding the Corporation"s or the Subsidiary"s compliance with any Environmental Laws with respect to the Real Property;

          (viii) to the Knowledge of the Majority Shareholders, no tanks used for the storage of any Hazardous Material above or below ground are present or to the Knowledge of the Majority Shareholders were at any time present on or about the Real Property;

          (ix) no action has been commenced or to the Knowledge of the Majority Shareholders threatened regarding the presence of any Hazardous Material on or about the Real Property;

          (x) to the Knowledge of the Majority Shareholders, no Hazardous Materials are present in any medium in the operations of the business of the Corporation and the Subsidiary and/or at the Real Property in such a manner as requires investigation or remediation under any applicable law;

          (xi) to the Knowledge of the Majority Shareholders, no polychlorinated biphenyls or substances containing polychlorinated biphenyls are present on the Real Property; and

          (xii) to the Knowledge of the Majority Shareholders, no friable asbestos is present in the operations of the business of the Corporation and the Subsidiary and/or the Real Property;

          (xiii) to the Knowledge of the Majority Shareholders, neither the Corporation nor the Subsidiary has released or waived the liability of any previous owner, lessee, or operator of the Real Property or any party who may be potentially responsible for the presence or removal of Hazardous Material on or about the Real Property;

     (hh) the Corporation does not have any subsidiaries other than the Subsidiary or agreements, options or commitments to acquire any shares, securities or substantially all the assets of any corporation or other entity or partnership;

     (ii) there is no unexpired agreement, option, understanding or commitment, or any right or privilege capable of becoming an agreement, for the purchase from the Corporation or the Subsidiary of its business or any of its assets other than in the usual and ordinary course of business;

     (jj) except as set out in Schedule 3.1(jj), neither the Corporation nor the Subsidiary is a party to or bound by any contract or commitment to pay any royalty, license fee or management fee;

     (kk) neither the Corporation nor the Subsidiary has any written or unwritten employment contract with any person whomsoever except such contracts for all the employees of the Corporation and the Subsidiary as are listed in employee listing dated November 29, 1999 and delivered to the Purchaser at the Closing, which listing truly and correctly sets out whether such contracts are or are not in writing and the annual salary, annual vacation entitlement, position and date of hire of each of the employees of the Corporation or the Subsidiary, as the case may be;

     (ll) neither the Corporation nor the Subsidiary is bound by or a party to:

          (i)    any collective bargaining agreement, or

          (ii) any health, dental, life and disability insurance, retirement, pension, bonus, profit-sharing or similar plan or incentive management or deferred compensation plan of any kind whatsoever or any benefit plan including, without limitation maintained by or on behalf of the Corporation or the Subsidiary for any of its employees;

          except such agreements and plans as are listed in Schedule 3.1(ll) attached hereto;

     (mm) to the Knowledge of the Majority Shareholders, all benefit plans listed in Schedule 3.1(ll) have been duly registered where required by, and are in good standing under, all applicable legislation and all required employer contributions under any such plans have been made and the applicable funds have been funded in accordance with the terms thereof of the plans and no past service funding liabilities exist thereunder;

     (nn) to the Knowledge of the Majority Shareholders, no trade union, council of trade unions, employee bargaining agency or affiliated bargaining agent:

          (i) holds bargaining rights with respect to any of the Corporation's or the Subsidiary's employees by way of certification, interim certification, voluntary recognition, designation, successor rights or other means,

          (ii) has applied to be certified as the bargaining agent of any of the Corporation's or the Subsidiary's employees, or

          (iii) has applied to have the Corporation or the Subsidiary declared a related employer pursuant to any law which would allow it to hold bargaining rights with respect to any of the Corporation or the Subsidiary's employees;

     (oo) except for remuneration paid to employees in the usual and ordinary course of business including, without limitation, holiday or other bonus remuneration or severance payments and made at current rates of remuneration no payments have been made or authorized since the Interim Balance Sheet Date by the Corporation or the Subsidiary, respectively, to officers, directors or employees of the Corporation or the Subsidiary;

     (pp) to the Knowledge of the Majority Shareholders, there are no outstanding or threatened or pending actions, claims, grievances or proceedings pertaining to the businesses of the Corporation or the Subsidiary pursuant to any taxation, health, employment or other law relating to employees or independent contractors;

     (qq) the Corporation and the Subsidiary have made or paid all payments, premiums, assessments, penalties and/or remittances in a timely fashion in respect of their respective employees;

     (rr) to the Knowledge of the Majority Shareholder, there are no actual or threatened or pending organizing activities of any trade union, council of trade unions, employee bargaining agency or affiliated bargaining agent or any actual, or, threatened or pending unfair labor practice complaints pertaining to the businesses of the Corporation or the Subsidiary;

     (ss) all vacation pay for employees of the Corporation and the Subsidiary is properly reflected and in the Financial Statements;

     (tt) no current or former director, officer, shareholder, employee or consultant of the Corporation or the Subsidiary or any other person who may be deemed to be not dealing at arm's length with the Corporation with any such person is indebted to the Corporation or the Subsidiary, as the case may be;

     (uu) the Majority Shareholders have received no notice of any actions, suits or proceedings (whether or not purportedly on behalf of the Corporation or the Subsidiary) pending against the Corporation or the Subsidiary or any of their assets before or by any federal, state, municipal or other governmental court, department, commission, board, bureau, agency or instrumentality, domestic or foreign, whether or not insured, including without limitation, any claim, litigation or liabilities in any way relating to the Fair Credit Reporting Act, any federal or state equal employment opportunity law or any other law, and which might involve the possibility of any judgment or liability against the Corporation or the Subsidiary, except such actions, suits or proceedings as are disclosed in Schedule 3.1(uu) attached hereto and neither the Corporation nor the Subsidiary has been operating under or subject to, or in default with respect to, any order, writ, injunction or decree of any court or federal, state, municipal or other governmental department, commission, board, agency or instrumentality, foreign or domestic;

     (vv) there are no outstanding or unsatisfied judgements against the Majority Shareholders, the Corporation or the Subsidiary;

     (ww) neither of the Majority Shareholders has filed for bankruptcy protection under United States bankruptcy laws within the last seven
          (7) years nor, to the Knowledge of the Majority Shareholders, do they know of any circumstances which might reasonably lead either of them to seek such protection during the period of ninety (90) days after the Closing;

     (xx) to the Knowledge of the Majority Shareholders, the Corporation and the Subsidiary have complied with all applicable laws, rules, regulations, notices, approvals and orders of the United States of America and all jurisdictions and municipalities thereof in which its business is carried on, the non-compliance with which could be reasonably expected to have a material adverse effect on the Corporation or the Subsidiary and neither the Corporation nor the Subsidiary has received notice of the breach of any such laws, rules, regulations, notices, approvals or orders and is not in breach of any such laws, rules, regulations, notices, approvals or orders;

     (yy) the Corporation and the Subsidiary each is duly qualified or licensed to do business in each jurisdiction in which the nature of its business requires such qualification or license, except such jurisdictions in which the failure to so qualify would not have a material adverse effect on the financial condition of the Corporation or the Subsidiary;

     (zz) listed in Schedule 3.1(zz) are the license numbers for the licenses possessed by either the Corporation or the Subsidiary for the jurisdictions noted, and each listed license is current;

     (aaa) to the Knowledge of the Majority Shareholders, the operation of the Corporation and the Subsidiary on any lands from which it conducts the operations of its business is not in contravention of any restriction or limitation applicable to such lands and is not in contravention of any law or regulation or of any decree or order of any court or other body having jurisdiction;

     (bbb) attached hereto as Schedule 3.1(bbb) is a list of all registered trade marks, trade names, patents and copyrights, of all unregistered trade marks, trade names and copyrights and of all patent applications, trade mark registration applications and copyright registration applications, both domestic and foreign, owned or made by the Corporation or the Subsidiary;

     (ccc) all trade marks and trade names used in or required for the proper carrying on of the Corporation's business and the Subsidiary's business are listed in Schedule 3.1(bbb), and together with all Proprietary Software are validly and beneficially owned, respectively, by the Corporation and the Subsidiary and are, to the extent indicated in such Schedule 3.1(bbb) duly registered in the United States Patent and Trademark Office;

     (ddd) to the Knowledge of the Majority Shareholders, except as set forth in
           Schedule 3.1(ddd), neither the conduct of the Corporation nor the Subsidiary infringes upon the trade marks, trade names, patents or copyrights, domestic or foreign, of any other person;

     (eee) attached hereto as Schedule 3.1(eee) is a true and complete list of all insurance policies maintained by the Corporation and the Subsidiary that also specifies the insurer, the amount of the coverage, the type of insurance, the policy number and any pending claims thereunder;

     (fff) the Subsidiary has conducted an internal assessment of certain of the Subsidiary's equipment and software in an effort to identify potential "Y-2K" problems, the written results of which assessment have been delivered to Purchaser; however, the assessment was conducted for internal purposes only and the Majority Shareholders make no representation or warranty as to the contents or accuracy of such assessment, the Corporation or the Subsidiary's Year 2000 readiness status or compliance, or whether any of the software or other assets of the Corporation or the Subsidiary are fully compliant for Year 2000 purposes;

     (ggg) Investment Representations and Covenants of the Majority Shareholders Regarding U.S. and British Columbia Securities Law:

           (i) the Majority Shareholders acknowledge that this Agreement is made by the Purchaser with the Majority Shareholders in reliance upon the representations and warranties made by the Majority Shareholders in this Section 3.1(ggg). The Majority Shareholders represent that the LML Shares issued by the Purchaser to the Majority Shareholders will be acquired by the Majority Shareholders for investment for their own accounts, not as nominees or agents, and not with a view to the sale or distribution of any part thereof, and that they have no present intention of selling, transferring, pledging or granting any participation in or otherwise distributing same. The Majority Shareholders further represent that they do not have any contract, undertaking, agreement or arrangement with any person to sell, transfer, pledge or grant participation to such person or to any third person, with respect to any of the LML Shares received by them (collectively, "Restricted Securities");

          (ii) the Majority Shareholders understand and acknowledge that the issuance of the LML Shares pursuant to this Agreement will not be registered under the Securities Act of 1933 of the United States of America, as amended (the "1933 Act") or any state securities laws on the ground that the sale of the LML Shares as provided for in this Agreement are exempt pursuant to
                 Section 4(2) of the 1933 Act, and that the reliance of the Purchaser on such exemption is predicated on the representations made by the Majority Shareholders herein;

          (iii) the Majority Shareholders covenant that in no event will they make any disposition of any Restricted Securities, except in accordance with applicable United States federal and state securities laws and the rules and regulations promulgated thereunder and with applicable securities laws of British Columbia;

          (iv) the Majority Shareholders represent that they have knowledge and experience in financial and business matters, that they are capable of evaluating the merits and risks of their investment in the Purchaser, and that they have the ability to bear the economic risks of the investments;

          (v) the Majority Shareholders acknowledge and understand that the Restricted Securities must be held indefinitely unless they are subsequently registered under the 1933 Act or an exemption from such registration is available, and, subject to the provisions of this Section 3.1(ggg) and Section 5.3, that the Purchaser is under no obligation to register the Restricted Securities for sale by the Majority Shareholders;

          (vi) the Majority Shareholders acknowledge that they are familiar with Rule 144 promulgated under the 1933 Act, which permits limited public resales of securities acquired in a non-public offering, subject to the satisfaction of certain conditions. The Majority Shareholders understand that before Restricted Securities may be sold under Rule 144 as currently in effect, the following conditions must be fulfilled, except as otherwise described below: (a) certain public information about the Purchaser must be available, (b) the sale must occur at least one year after the date the Restricted Securities were acquired by the Majority Shareholders, (c) the sale must be made in a broker's transaction (as defined in Rule 144) or directly with a market maker, (d) the number of Shares sold must not exceed certain volume limitations, and (e) a Form 144 receipt, under certain circumstances be filed with the Security and Exchange Commission (the "SEC") prior to such sale;

          (vii) the Majority Shareholders acknowledge that in the event the applicable requirements of Rule 144 are not met, registration under the 1933 Act or compliance with another exemption from such registration will be required for any disposition of Restricted Securities, the Majority Shareholders understand that although Rule 144 is not exclusive, the SEC has expressed its opinion that persons proposing to sell restricted securities received in a private offering other than in a registered offering or pursuant to Rule 144 will have a substantial burden of proof in establishing that an exemption from registration is available for such offers or sales and that such persons and the brokers who participate in the transactions do so at their own risk;

          (viii) the Majority Shareholders agree to comply in all respects with the provisions of this Section 3.1(ggg)(viii). Prior to any proposed sale, assignment, transfer or pledge of any Restricted Securities, unless there is in effect a registration statement under the 1933 Act covering the proposed transfer, the Majority Shareholders shall give written notice to the Purchaser of the Majority Shareholders' intention to effect such transfer, sale, assignment or pledge. Each such notice shall describe the manner and circumstances of the proposed transfer, sale, assignment or pledge in sufficient detail and, if the Purchaser so requests, shall be accompanied at the Majority Shareholders' expense either by (a) an opinion of legal counsel which shall be reasonably satisfactory to the Purchaser and its legal counsel, which opinion shall be addressed to the Purchaser, to the effect that the proposed transfer of the Restricted Securities may be effected without registration under the 1933 Act, or (b) a "no action" letter from the SEC to the effect that the transfer of such securities without registration will not result in a recommendation by the staff of the SEC that action be taken with respect thereto;

          (ix) Legends on Certificates. The Majority Shareholders consent to the placement of legends on the certificates for the LML Shares issued hereunder in substantially the following forms:

                 (1) THESE SHARES HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 ("1933 ACT"), AS AMENDED, OR UNDER ANY STATE SECURITIES LAWS. THESE SHARES MAY NOT BE SOLD, PLEDGED, HYPOTHECATED OR OTHERWISE TRANSFERRED WITHOUT REGISTRATION UNDER THE 1933 ACT AND ANY APPLICABLE STATE SECURITIES LAW UNLESS THE ISSUER RECEIVES AN OPINION OF COUNSEL SATISFACTORY TO THE ISSUER AND ITS COUNSEL THAT SUCH TRANSFER DOES NOT REQUIRE REGISTRATION UNDER THE 1933 ACT OR ANY OTHER STATE SECURITIES LAWS.

                 (2) THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO A HOLD PERIOD AND MAY NOT BE TRADED IN BRITISH COLUMBIA UNTIL DECEMBER 1, 2000 EXCEPT AS PERMITTED BY THE SECURITIES ACT (BRITISH COLUMBIA) AND REGULATIONS MADE UNDER THE SECURITIES ACT (BRITISH COLUMBIA).

          (x) Receipt of Information. The Majority Shareholders and their respective attorneys, accountants and other advisors (A) have received and reviewed this Agreement (including exhibits), the documents filed by LML with the SEC (the "Public Documents") which include LML's financial statements; and (B) have had access to, and an opportunity to review all documents and other materials requested of, the Purchaser; (C) have been given an opportunity to ask any and all questions of, and receive answers from, the Purchaser concerning the terms and conditions of the offering and to obtain all information the Majority Shareholders or their attorneys, accountants and other advisors believe necessary or appropriate to verify the accuracy of the information provided and to evaluate the suitability of an investment in the LML Shares; and (D) in evaluating the suitability of an investment in the LML Shares issued hereunder, have not relied upon any representations or other information (whether oral or written) other than as set forth herein or in the Public Documents;

          (xi) Brokers or Finders. The Majority Shareholders have not incurred, and will not incur directly or indirectly, any liability for brokerage or finders' fees or agents' commissions or any similar charges in connection with this Agreement or any transactions contemplated hereby. The Majority Shareholders hereby indemnify the Purchaser for any claims, losses, and expenses incurred by the Purchaser as a result of the representation in this Section 3.1(ggg)(xi) being untrue;

          (xii) Accredited Investor. Each of the Majority Shareholders is an "accredited investor" as that term is defined in Rule 501 promulgated under the Securities Act by virtue of being either
                  (i) an individual whose net worth, or joint net worth with that person's spouse, on the date hereof exceeds, and on the Closing Date will exceed, $1,000,000; or (ii) an individual who had income in excess of $200,000 in each of the two most recent years or joint income with that person's spouse in excess of $300,000 in each of those years and has a reasonable expectation of reaching the same income level in the current year. For purposes hereof, "individual income" means adjusted gross income as reported for federal income tax purposes, less any income attributable to the spouse or to property owned by a spouse, increased by the following amounts (but not including any amounts attributable to a spouse or to property owned by a spouse): (i) the amount of any interest income received which is tax-exempt under Section 103 of the Internal Revenue Code, (ii) the amount of losses claimed as a limited partner in a limited partnership (as reported on Schedule E of Form 1040), (iii) any deduction claimed for depletion under
                  Section 611 et eq. of the Internal Revenue Code, and (iv) any amount by which income from long-term capital gains has been reduced in arriving at adjusted gross income pursuant to the provisions of Section 1202 of the Internal Revenue Code. For purposes hereof, "net worth" means the excess of total assets at fair market value, including home and personal property, over total liabilities, including all home mortgages;

          (xiii) No Review. The Majority Shareholders acknowledge that no securities commission or similar regulatory authority has reviewed or passed on the merits of the LML Shares;

          (xiv) No Insurance. The Majority Shareholders acknowledge that there is no government or other insurance covering the LML Shares;

          (xv) Risks. The Majority Shareholders acknowledge that there are risks associated with an investment in the LML Shares;

           (xvi) Exemption From Prospectus Requirement. The Majority Shareholders acknowledge that the Purchaser has advised them that the Purchaser is relying on an exemption from the requirements to provide the Majority Shareholders with a prospectus and to distribute the LML Shares through a person registered to sell securities under the Securities Act (British Columbia) and, as a consequence of acquiring the LML Shares pursuant to this exemption, certain protections, rights and remedies provided by the Securities Act (British Columbia), including statutory rights of rescission or damages, will not be available to the Majority Shareholders;

           (xvii) Resale Restrictions. The Majority Shareholders acknowledge that, as provided for elsewhere in this Agreement, there are restrictions on each Majority Shareholders' ability to resell the LML Shares and it is the responsibility of each Majority Shareholder to find out what those restrictions are and to comply with them before selling the LML Shares; and

           (xviii) Not Resident. The Majority Shareholders are not resident in
                   British Columbia and are not acquiring the LML Shares for such residents.

     (hhh) The Majority Shareholders acknowledge that the Purchaser has agreed to pay a finders' fee as disclosed in Section 3.4(i);

3.2        Minority Shareholders' Representations and Warranties
           -----------------------------------------------------

           The Schedules attached to this Agreement expressly qualify this Agreement and the warranties and representations set forth herein. The information contained in the Schedules or the agreements referred to in the Schedules shall be deemed to qualify the entire Agreement and to the extent that any disclosure set forth in a Schedule is applicable to more than one section of the Agreement or more than one warranty or representation, such disclosure shall be deemed to have been repeated with respect to each such warranty and representation and section as if set forth completely herein. Except as may be set forth on the Schedules, the Minority Shareholder represents and warrants to the Purchaser that the following representations and warranties are true as of the date hereof and will be true as of the Time of Closing:

     (a) he is the beneficial and registered owner of the number of Shares shown in the table below opposite his name free and clear of all liens, charges, encumbrances and any other rights of others, except as set out in Schedule 3.2(a);


                                          Number of Shares Registered
                 Vendor's Name             in the Name of the Vendor
              -------------------       --------------------------------

                Mr. Basler                            1138
                Mr. Bendor-Samuel                      250

     (b) he has good and sufficient power, authority and right to enter into and deliver this Agreement and to transfer the legal and beneficial title and ownership of the Shares registered in his name to the Purchaser free and clear of all liens, charges, encumbrances and any other rights of others; and

     (c) there is no contract, option or any other right of another binding upon or which at any time in the future may become binding upon him to sell, transfer, assign, pledge, charge, mortgage or in any other way dispose of or encumber any of his Shares other than pursuant to the provisions of this Agreement.

     (d) neither of the Minority Shareholders has filed for bankruptcy protection under United States bankruptcy laws nor, to the Knowledge of the Majority Shareholders, do they know of any circumstances which might reasonably lead either of them to seek such protection during the period of ninety (90) days after the Closing;

     (e) there are no outstanding or unsatisfied judgements against the Minority Shareholders;

     (f) Investment Representations and Covenants of the Minority Shareholders Regarding U.S. and British Columbia Securities Law:

          (i) the Minority Shareholders acknowledge that this Agreement is made by the Purchaser with the Minority Shareholders in reliance upon the representations and warranties made by the Minority Shareholders in this Section 3.2(f). The Minority Shareholders represent that the LML Shares issued by the Purchaser to the Minority Shareholders will be acquired by the Minority Shareholders for investment for their own accounts, not as nominees or agents, and not with a view to the sale or distribution of any part thereof, and that they have no present intention of selling, transferring, pledging or granting any participation in or otherwise distributing same. The Minority Shareholders further represent that they do not have any contract, undertaking, agreement or arrangement with any person to sell, transfer, pledge or grant participation to such person or to any third person, with respect to any of the Restricted Securities;

          (ii) the Minority Shareholders understand and acknowledge that the issuance of the LML Shares pursuant to this Agreement will not be registered under the 1933 Act or any state securities laws on the ground that the sale of the LML Shares as provided for in this Agreement are exempt pursuant to Section 4(2) of the 1933 Act, and that the reliance of the Purchaser on such exemption is predicated on the representations made by the Minority Shareholders herein;

          (iii) the Minority Shareholders covenant that in no event will they make any disposition of any Restricted Securities, except in accordance with applicable federal securities laws and the sales and regulations promulgated thereunder;

          (iv) the Minority Shareholders represent that they have knowledge and experience in financial and business matters, that they are capable of evaluating the merits and risks of their investment in the Purchaser, and that they have the ability to bear the economic risks of the investments;

          (v) the Minority Shareholders acknowledge and understand that the Restricted Securities must be held indefinitely unless they are subsequently registered under the 1933 Act or an exemption from such registration is available, and, subject to the provisions of this Section 3.2(f), that the Purchaser is under no obligation to register the Restricted Securities for sale by the Minority Shareholders;

          (vi) the Minority Shareholders acknowledge that they are familiar with Rule 144 promulgated under the 1933 Act, which permits limited public resales of securities acquired in a non-public offering, subject to the satisfaction of certain conditions. The Minority Shareholders understand that before Restricted Securities may be sold under Rule 144 as currently in effect, the following conditions must be fulfilled, except as otherwise described below: (A) certain public information about the Purchaser must be available, (B) the sale must occur at least one year after the date the Restricted Securities were acquired by the Minority Shareholders; (C) the sale must be made in a broker's transaction (as defined in Rule 144) or directly with a market maker, (D) the number of Shares sold must not exceed certain volume limitations, and (E) a Form 144 receipt, under certain circumstances be filed with the SEC prior to such sale.

          (vii) the Minority Shareholders acknowledge that in the event the applicable requirements of Rule 144 are not met, registration under the 1933 Act or compliance with another exemption from registration will be required for any disposition of Restricted Securities, the Minority Shareholders understand that although Rule 144 is not exclusive, the SEC has expressed its opinion that persons proposing to sell restricted securities received in a private offering other than in a registered offering or pursuant to Rule 144 will have a substantial burden of proof in establishing that an exemption from registration is available for such offers or sales and that such persons and the brokers who participate in the transactions do so at their own risk;

          (viii) the Minority Shareholders agree to comply in all respects with the provisions of this Section 3.2(f). Prior to any proposed sale, assignment, transfer or pledge of any Restricted Securities, unless there is in effect a registration statement under the 1933 Act covering the proposed transfer, the Minority Shareholders shall give written notice to the Purchaser of the Minority Shareholders' intention to effect such transfer, sale, assignment or pledge. Each such notice shall describe the manner and circumstances of the proposed transfer, sale, assignment or pledge in sufficient detail and, if the Purchaser so requests, shall be accompanied at the Minority Shareholders' expense either by (A) an opinion of legal counsel which shall be reasonably satisfactory to the Purchaser and its legal counsel, which opinion shall be addressed to the Purchaser, to the effect that the proposed transfer of the Restricted Securities may be effected without registration under the 1933 Act, or (B) a "no action" letter from the SEC to the effect that the transfer of such securities without registration will not result in a recommendation by the staff of the SEC that action be taken with respect thereto;

          (ix) Legends on Certificates. The Minority Shareholders consent to the placement of legends on the certificates for the LML Shares issued hereunder in substantially the following forms:

                 (1) THESE SHARES HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 ("1933 ACT"), AS AMENDED, OR UNDER ANY STATE SECURITIES LAWS. THESE SHARES MAY NOT BE SOLD, PLEDGED, HYPOTHECATED OR OTHERWISE TRANSFERRED WITHOUT REGISTRATION UNDER THE 1933 ACT AND ANY APPLICABLE STATE SECURITIES LAW UNLESS THE ISSUER RECEIVES AN OPINION OF COUNSEL SATISFACTORY TO THE ISSUER AND ITS COUNSEL THAT SUCH TRANSFER DOES NOT REQUIRE REGISTRATION UNDER THE 1933 ACT OR ANY OTHER STATE SECURITIES LAWS.

                 (2) THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO A HOLD PERIOD AND MAY NOT BE TRADED IN BRITISH COLUMBIA UNTIL DECEMBER 1, 2000 EXCEPT AS PERMITTED BY THE SECURITIES ACT (BRITISH COLUMBIA) AND REGULATIONS MADE UNDER THE SECURITIES ACT (BRITISH COLUMBIA).

          (x) Receipt of Information. The Minority Shareholders and their respective attorneys, accountants and other advisors (A) have received and reviewed this Agreement (including exhibits), the Public Documents which include LML's financial statements; and
                 (B) have had access to, and an opportunity to review all documents and other materials requested of, the Purchaser; (C) have been given an opportunity to ask any and all questions of, and receive answers from, the Purchaser concerning the terms and conditions of the offering and to obtain all information the Minority Shareholders or their attorneys, accountants and other advisors believe necessary or appropriate to verify the accuracy of the information provided and to evaluate the suitability of an investment in the LML Shares; and (D) in evaluating the suitability of an investment in the LML Shares issued hereunder, have not relied upon any representations or other information (whether oral or written) other than as set forth herein or in the Public Documents;

          (xi) Brokers or Finders. The Minority Shareholders have not incurred, and will not incur directly or indirectly, any liability for brokerage or finders' fees or agents' commissions or any similar charges in connection with this Agreement or any transactions contemplated hereby. The Minority Shareholders hereby indemnify the Purchaser for any claims, losses, and expenses incurred by the Purchaser as a result of the representation in this Section 3.2(f)(xi) being untrue;

          (xii) Accredited Investor. Each of the Minority Shareholders is an "accredited investor" as that term is defined in Rule 501 promulgated under the 1933 Act by virtue of being either (i) an individual whose net worth, or joint net worth with that person's spouse, on the date hereof exceeds, and on the Closing Date will exceed, $1,000,000; or (ii) an individual who had income in excess of $200,000 in each of the two most recent years or joint income with that person's spouse in excess of $300,000 in each of those years and has a reasonable expectation of reaching the same income level in the current year. For purposes hereof, "individual income" means adjusted gross income as reported for federal income tax purposes, less any income attributable to the spouse or to property owned by a spouse, increased by the following amounts (but not including any amounts attributable to a spouse or to property owned by a spouse): (i) the amount of any interest income received which is tax-exempt under Section 103 of the Internal Revenue Code, (ii) the amount of losses claimed as a limited partner in a limited partnership (as reported on Schedule E of Form 1040), (iii) any deduction claimed for depletion under
                  Section 611 et eq. of the Internal Revenue Code, and (iv) any amount by which income from long-term capital gains has been reduced in arriving at adjusted gross income pursuant to the provisions of Section 1202 of the Internal Revenue Code. For purposes hereof, "net worth" means the excess of total assets at fair market value, including home and personal property, over total liabilities, including all home mortgages.

          (xiii) No Review. The Minority Shareholders acknowledge that no securities commission or similar regulatory authority has reviewed or passed on the merits of the LML Shares;

          (xiv) No Insurance. The Minority Shareholders acknowledge that there is no government or other insurance covering the LML Shares;

          (xv) Risks. The Minority Shareholders acknowledge that there are risks associated with an investment in the LML Shares;

          (xvi) Exemption From Prospectus Requirement. The Minority Shareholders acknowledge that the Purchaser has advised them that the Purchaser is relying on an exemption from the requirements to provide the Minority Shareholders with a prospectus and to distribute the LML Shares through a person registered to sell securities under the Securities Act (British Columbia) and, as a consequence of acquiring the LML Shares pursuant to this exemption, certain protections, rights and remedies provided by the Securities Act (British Columbia), including statutory rights of rescission or damages, will not be available to the Minority Shareholders;

          (xvii) Resale Restrictions. The Minority Shareholders acknowledge that, as provided for elsewhere in this Agreement, there are restrictions on each Minority Shareholders's ability to resell the LML Shares and it is the responsibility of each Minority Shareholder to find out what those restrictions are and to comply with them before selling the LML Shares; and

          (xviii) Not Resident. The Minority Shareholders are not resident in
                  British Columbia and are not acquiring the LML Shares for such residents.

     (g) The Minority Shareholders acknowledge that the Purchaser has agreed to pay a finders' fee as disclosed in Section 3.4(i).

3.3       Survival of Vendors' Representations, Warranties and Covenants
          --------------------------------------------------------------

     (a) Subject to the limitations set forth below, the representations and warranties of the Vendors set forth in Sections 3.1 and 3.2 shall survive the Closing and, notwithstanding such Closing:

     (i) the representations and warranties of the Vendors relating to the tax liability of the Corporation and the Subsidiary set forth in Sections 3.1(v) and 3.1(w) and shall, unless Section 3.3(a)(ii) applies, continue in full force and effect for the benefit of the Purchaser until the expiration of the last of the limitation periods contained in the Internal Revenue Code of the United States of America and any other legislation imposing tax on the Corporation and the Subsidiary subsequent to the expiration of which an assessment, reassessment or other form or recognized document assessing liability for tax, interest or penalties thereunder for the period ended on the Balance Sheet Date cannot be issued to the Corporation or the Subsidiary;

     (ii) the representations and warranties of the Vendors relating to the tax liability of the Corporation and the Subsidiary set forth in Sections 3.1(v) and 3.1(w) which prove to be false as a result of any intentional misrepresentation made or fraud committed in filing a return or in supplying information for the purposes of the Internal Revenue Code of the United States of America or any other legislation imposing tax on the Corporation and the Subsidiary, shall continue in full force and effect for the benefit of the Purchaser and be unlimited as to duration; and

     (iii) the remaining representations and warranties of the Vendors set forth in Sections 3.1 and 3.2 shall continue in full force and effect for the benefit of the Purchaser for a period of one (1) year from the Closing Date.

     (b) The covenants of the Vendors set forth in this Agreement shall survive the completion of the sale and purchase of the Shares herein provided for and, notwithstanding such completion, shall continue in full force and effect for the benefit of the Purchaser in accordance with the terms thereof.

3.4          Purchaser's Representations and Warranties
             ------------------------------------------

             The Purchaser represents and warrants to the Vendors that the following representations and warranties are true as of the date hereof and will be true as of the Time of Closing:

     (a) the Purchaser is a corporation duly continued, organized and subsisting under the laws of the Yukon Territory of Canada; and

     (b) the Purchaser has good and sufficient power, authority and right to enter into and deliver this Agreement and to complete the transactions to be completed by the Purchaser contemplated hereby.

     (c)     the financial statements of the Purchaser, as filed with the SEC:

             (i) are in accordance with the books and accounts of the Purchaser as of the dates thereof,

             (ii) are true and correct and present fairly the financial position of the Purchaser as of the dates thereof, and

             (iii) have been prepared in accordance with generally accepted accounting principles consistently applied;

     (d) since the date of the latest balance sheet of the Purchaser filed with the SEC, (i) there has been no material adverse change in the assets, liabilities or financial position of the Purchaser, and
             (ii) the businesses of the Purchaser have been carried on in their usual and ordinary course, and (iii) the Purchaser has not entered into any transaction out of the usual and ordinary course of its businesses that has not been disclosed in its public filings;

     (e) the LML Shares when issued and delivered to the Vendors in accordance with the terms of this Agreement will be validly issued, fully paid and non-assessable shares of common stock of the Purchaser, free and clear of any liens, claims or encumbrances; and

     (f) with respect to the Shares acquired by Purchaser pursuant to the terms of this Agreement:

           (i) Purchaser is acquiring the Shares for investment for its own accounts, not as nominees or agents, and not with a view to the sale or distribution of any part thereof, and that it has no present intention of selling, granting any participation in or otherwise distributing same;

           (ii) Purchaser will not make any disposition of any of the Shares, except in accordance with applicable U.S. federal securities and Blue Sky laws;

           (iii) Legends on Certificates. The Purchaser consents to the placement of legends on the certificates for the Shares issued hereunder in substantially the following forms:

                 A. THESE SHARES HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 ("1933 ACT"), AS AMENDED, OR UNDER ANY STATE SECURITIES LAWS. THESE SHARES MAY NOT BE SOLD, PLEDGED, HYPOTHECATED OR OTHERWISE TRANSFERRED WITHOUT REGISTRATION UNDER THE 1933 ACT AND ANY APPLICABLE STATE SECURITIES LAW UNLESS THE ISSUER RECEIVES AN OPINION OF COUNSEL SATISFACTORY TO THE ISSUER AND ITS COUNSEL THAT SUCH TRANSFER DOES NOT REQUIRE REGISTRATION UNDER THE 1933 ACT OR ANY OTHER STATE SECURITIES LAWS.

     (g) the Purchaser is an "accredited investor" as that term is defined in Rule 501 promulgated under the 1933 Act;

     (h) the Purchaser acknowledges that the Vendors have made no representations or warranties regarding (i) the ability of the Corporation or the Purchaser to utilize after the Closing any of the net operating losses generated by the Corporation prior to the Closing, or (ii) the value after the Closing of the Corporation's net operating losses; and

     (i) the Purchaser has entered into no agreement to pay a finder's fee or any commission in respect of the transactions contemplated in this Agreement other than a finders fee in the amount of $157,500 to Clifton Hammond Consulting of Omaha, Nebraska, which is payable in LML Shares by the Purchaser;

provided that it is understood and acknowledged by the Vendors that, (i) at the instant immediately following the Purchaser becoming the registered owner of the Shares, the Purchaser is going to sell and transfer the Shares to ChequeMark Holdings Inc., (ii) ChequeMark Holdings Inc. is a wholly-owned subsidiary of the Purchaser incorporated under the laws of the State of Delaware and (iii) such sale and transfer of the Shares will be effected pursuant to a separate agreement between the Purchaser and its subsidiary.

3.5       Survival of Purchaser's Representations, Warranties and Covenants
          -----------------------------------------------------------------

     (a)  The representations and warranties of the Purchaser set forth in
Section 3.4 shall survive the completion of the sale and purchase of the Shares herein provided for and, notwithstanding such completion, shall continue in full force and effect for the benefit of the Vendors for a period of one (1) year from the Closing Date.

     (b) The covenants of the Purchaser set forth in this Agreement shall survive the completion of the sale and purchase of the Shares herein provided for and, notwithstanding such completion, shall continue in full force and effect for the benefit of the Vendors in accordance with the terms thereof.


                                 ARTICLE 4 - CLOSING
                                 -------------------
4.1       Closing
          -------

          The sale and purchase of the Shares shall be completed at the Time of Closing at the offices of Vendors' Counsel, 4000 Fountain Place, 1445 Ross Avenue, Dallas, Texas.

4.2       Deliveries by the Vendors to the Purchaser
          ------------------------------------------

     (a) Before the Closing, the Vendors shall deliver or cause to be delivered to the Purchaser a direction of the Vendors in the form of Schedule 4.2(a) stating the cash value of the discharge of the Selling Expenses and that cash paid or LML Shares be issued, as the case may be, to the persons to whom the Selling Expenses are owed in part payment for the Shares;

     (b) At the Closing, the Vendors shall deliver or cause to be delivered to the Purchaser the following:

          (i) an agreement executed by Mr. Runner, Cumberland Capital Corporation, the Purchaser, the Corporation and the Subsidiary substantially in the form attached hereto as Schedule 4.2(b)(i);

          (ii) a non-competition agreement executed by Mr. Miller and the Purchaser, the Corporation and the Subsidiary in the form attached hereto as Schedule 4.2(b)(ii) (the "Non-Competition Agreement");

          (iii) the resignations of Mr. Runner as the President and a director of the Corporation and the Subsidiary;

          (iv) the Warrant Releases executed by Finova and BUIS in the form of Schedules 1.1(ppp)1 and 2, respectively, together with the cancelled warrants relating thereto;

          (v)      the Finova Discharges executed by Finova;

          (vi)     the Debt Releases executed by the Bank and Finova;

          (vii)    the Vendors' Certificates;

          (viii) the certificates evidencing the Shares being purchased by the Purchaser, which shall be delivered free and clear of all liens, registered in the name of the Purchaser;

          (ix) certificates of each of the Vendors as to the accuracy of their respective representations and warranties hereunder at Closing;

          (x) certificate of the secretary of the Corporation certifying a copy of the resolution of the directors of the Corporation authorizing transfer of the Shares to LML and issuance of a share certificate to LML;

          (xi)     the certificate of status of the Corporation;

          (xi)     the certificate of status of the Subsidiary;

          (xiii) the certified copy of the constating documents of the Corporation;

          (xiv) the certified copy of the constating documents of the Subsidiary;

          (xv) incumbency certificate certifying as to the authority of the signatory of the Corporation to execute certificates on behalf of the Corporation;

          (xvi) incumbency certificate certifying as to the authority of the signatory of the Subsidiary to execute certificates on behalf of the Subsidiary; and

          (xvii) an opinion of Vendor Counsel, substantially in the form attached hereto as Schedule 4.2(b)(xvii).

4.3       Deliveries by the Purchaser to the Vendors
          ------------------------------------------

     (a) At the Closing, the Purchaser shall deliver or cause to be delivered to the Vendors the following:

          (i) the portion of the Purchase Price payable by the Purchaser to each of the Vendors in the form of certificates evidencing the LML Shares as provided in Section 2.1(b), which shall be delivered free and clear of all liens and shall be registered in the name of each Vendor;

          (ii)   certified copy of the constating documents of the Purchaser;

          (iii)  certificate of status of the Purchaser;

          (iv) certificate of the President of LML as to the accuracy of the representations and warranties of LML at Closing;

          (v) certificate of the President of the Purchaser certifying copies of the Board of Directors' resolutions and/or meeting minutes, evidencing authorization of the transaction contemplated herein;

          (vi) incumbency certificate certifying as to the authority of the signatory of the Purchaser to execute this Agreement; and

          (vii) Opinions of Purchaser Counsel, substantially in the forms attached hereto as Schedule 4.3(a)(vii).

     (b) Notwithstanding the requirement in Section 4.3(a)(i) above, the certificates evidencing the LML Shares may be delivered by the Purchaser at the Closing to Montreal Trust Company, provided that Montreal Trust Company delivers to Vendors a written acknowledgement of its receipt of such certificates and provided further that it delivers such certificates to Vendor Counsel on the next business day following the Closing Date.

4.4       Payments by the Purchaser
          -------------------------

     (a)  At the Closing, the Purchaser shall:

          (i) discharge by paying cash, as directed by the Vendors, all Selling Expenses that are legal fees or disbursements, provided that the funds for some or all of the Selling Expenses may be wired to the Corporation or the Subsidiary, in which case the Corporation or the Subsidiary, as applicable, shall be directed and authorized to pay such Selling Expenses on behalf of the Purchaser;

          (ii) discharge by paying cash, or through the issuance of LML Shares (the medium of discharge as between cash and Shares being at the option of the Purchaser), all Selling Expenses that are not legal fees or disbursements and the Finova Warrant and the BUIS Warrant;

          (iii) pay the New Working Capital to the Subsidiary; and

          (iv)  pay the Finova Debt and the Bank Debt.

                             ARTICLE 5 - COVENANTS
                             ---------------------

5.1       Taxes
          -----

          The Purchaser does not assume and shall not be liable for any taxes under the Internal Revenue Code of the United States of America or any other taxes whatsoever which may be or become payable by the Vendors including, without limitation, any taxes resulting from or arising as a consequence of the sale by the Vendors to the Purchaser of the Shares herein contemplated, and each Vendor shall indemnify and save harmless the Purchaser from and against all such taxes to which such Vendor is subject.

5.2       Covenants of the Purchaser
          --------------------------

          The Purchaser covenants and agrees to pay the Finova Debt, the Bank Debt, the Finova Warrant Consideration and the BUIS Warrant Consideration at the Time of Closing by wiring of funds or tabling checks in amounts equal to the Finova Debt and the Bank Debt and checks or share certificates appropriate to satisfy the Finova Warrant Consideration and the BUIS Warrant Consideration in return for the Debt Releases, the Finova Discharge, the cancelled Finova Promissory Note, the cancelled Bank Promissory Note, the cancelled Finova Warrant, the cancelled BUIS Warrant, the return of any life insurance documents or share certificates held by Finova pursuant, respectively, to the Finova Life Insurance Assignment or the Finova Pledge and Security Agreement and the Warrant Releases. The Purchaser acknowledges and agrees that the life insurance policy covered by the Finova Life Insurance Assignment and any and all rights incident thereto belong to and will be retained by Mr. Runner. The Purchaser shall pay all policy premiums up through the Closing Date and shall execute such documents and take such steps, if any, as shall be necessary to assure continued ownership of such policy by Mr. Runner.

5.3       Registration of LML Shares
          --------------------------

     (a) If while the Vendors hold Registrable Securities, the Purchaser proposes to file a registration statement under the 1933 Act with respect to an underwritten Public offering of any class of equity securities for its own account (other than a registration statement (i) on Form F-4, F-8 or any successor form thereto or (ii) filed solely in connection with an offering made solely to employees of the Purchaser), then the Purchaser will give written notice of such proposed filing to the Vendors at least 30 days before the anticipated filing date. Such notice will set forth the aggregate number of securities proposed to be included in the registration and offer the Vendors the opportunity to register such amount of Registrable Securities as each such holder may request (a "Piggyback Registration"). Subject to Section 5.3(b) hereof, the Purchaser will use its best efforts to include in each such Piggyback Registration all Registrable Securities with respect to which the Purchaser has received written requests for inclusion therein from any of the Vendors within fifteen (15) days after the mailing date of the notice. The Vendors will be permitted to withdraw all or part of the Registrable Securities from a Piggyback Registration at any time prior to the effective date of such Piggyback Registration.

     (b) Priority on Piggyback Registrations. The Purchaser will use its best efforts to cause the underwriters of a proposed underwritten offering to permit the Vendors to include in the Piggyback Registration all such Registrable Securities requested to be so included on the same terms and conditions as any similar securities included therein. Notwithstanding the foregoing, if the managing underwriter or underwriters of such offering deliver an opinion to the holders of Registrable Securities to the effect that the total amount of securities which such holders, the Purchaser and any other persons having rights to participate in such registration propose to include in such offering is such as to materially and adversely affect the success of such offering, then the amount of securities to be included therein (x) for the account of the Vendors on the one hand (allocated pro rata among such holders on the basis of the
                           --------
amount of Registrable Securities requested to be included therein by each such holder), and (y) for the account of all other shareholders having rights to participate (exclusive of the Purchaser), on the other hand, will be reduced (to zero if necessary) pro rata in proportion to the respective amounts of
                   --------
securities requested to be included therein to the extent necessary to reduce the total amount of securities to be included in such offering to the amount recommended by such managing underwriter or underwriters.

5.4       Price Protection
          ----------------

     (a)  LML covenants and agrees that if, at any time during the first ninety
(90) days that the LML Shares issued hereunder are, by effluxion of time or otherwise not subject to any resale provisions under any applicable securities legislation, any of the Vendors sells any such LML Shares through the facilities of NASDAQ at a price per LML Share that is less than the LML Share Closing Value, then, upon such Vendor supplying proof to the Purchaser of the relevant circumstances of such sale in form acceptable to the Purchaser, then the Purchaser shall issue additional LML Shares to such Vendor equal to the lessor of (A) the maximum number of shares that may be issued by the Purchaser without obtaining shareholder approval under the rules and regulations applicable to issues listed on the NASDAQ small-cap market and (B) remainder obtained by subtracting the number of LML Shares sold from the product of (i) multiplying the number of LML Shares sold by (ii) the fraction in which the numerator is equal to the LML Share Closing Value and the denominator is equal to the price per LML Share obtained by such Vendor in such sale.


                          ARTICLE 6 - INDEMNIFICATION
                          ---------------------------

6.1       By Majority Shareholders
          ------------------------

          Subject to Section 6.5(a), the Majority Shareholders shall indemnify and hold harmless the Purchaser from and against any and all loss, damage, expense (including, without limitation, court costs, interest, penalties, reasonable legal fees and expenses), suit, action, claim, liability or obligation suffered by the Purchaser, the Corporation or the Subsidiary (collectively, "Losses") related to, caused by or arising from any misrepresentation, breach of warranty or failure to fulfill any covenant or agreement of the Majority Shareholders contained in this Agreement or any agreement ancillary hereto (an "Indemnification Claim"); provided, however, that the Majority Shareholders shall not have any obligation to indemnify the Purchaser from and against any Losses until the Purchaser, the Corporation and the Subsidiary have collectively suffered Losses by reason of all such breaches (or alleged breaches) in excess of a fifty thousand dollars ($50,000) aggregate threshold (in which case the Majority Shareholders will be obligated to indemnify the Purchaser from the first dollar of Loss resulting from, arising out of, or relating to an Indemnification Claim against the Majority Shareholders. In computing the extent of any Loss under this Agreement, the liability of the Majority Shareholders for the Indemnification Claim shall be taken into account, if appropriate, and provided further that upon the Purchaser being satisfied hereunder (by way of execution of an Indemnity Note as provided in Section 6.5 or otherwise) in respect of any Indemnification Claim or Indemnification Claims from the first dollar of Loss, the provisions of the first proviso to this
Section 6.1 shall once again become in full force and effect so that the Vendors would not be liable to satisfy further Indemnification Claims from the Purchaser in respect of Losses suffered by the Purchaser, the Corporation or the Subsidiary from the first dollar of Loss until they once again shall have collectively suffered Losses by reason of all such breaches (or alleged breaches) in excess of the fifty thousand dollars ($50,000) aggregate threshold. Since the Purchaser is acquiring all of the outstanding shares of the Corporation, the parties acknowledge and agree that Indemnification Claims may arise as a result of Losses suffered, in whole or in part, by the Corporation or the Subsidiary, in which case the Purchaser shall be entitled to indemnification for such Losses in accordance with the provisions of this Article 6 the same as if it had suffered such Losses directly.

6.2       By Minority Shareholders.
          ------------------------

          Subject to Section 6.5(c), each Minority Shareholder shall indemnify and hold harmless the Purchaser, the Corporation and the Subsidiary from and against any and all Losses related to, caused by or arising from any misrepresentation, breach of warranty or failure to fulfill any covenant or agreement of the Minority Shareholder contained in this Agreement.

6.3       By Purchaser.
          ------------

          Subject to Section 6.5(c), the Purchaser shall indemnify and hold harmless the Vendors from and against any and all Losses related to, caused by or arising from any misrepresentation, breach of warranty or failure to fulfill any covenant or agreement of the Purchaser contained in this Agreement; provided, however, that the Purchaser shall not have any obligation to indemnify the Vendors from and against any Losses until the Vendors have collectively suffered Losses by reason of all such breaches (or alleged breaches) in excess of a fifty thousand dollar ($50,000) aggregate threshold (in which case the Purchaser will be obligated to indemnify the Vendors from the first dollar of Loss resulting from, arising out of, or relating to an Indemnification Claim against the Purchasers. In computing the extent of any Loss under this Agreement, the liability of the Purchaser for the Indemnification Claim shall be taken into account, if appropriate, and provided further that upon the Vendors being satisfied hereunder in respect of any Indemnification Claim or Indemnification Claims from the first dollar of Loss, the provisions of the first proviso to this Section 6.3 shall once again become in full force and effect so that the Purchaser would not be liable to satisfy further Indemnification Claims from the Vendors in respect of Losses suffered by the Vendors from the first dollar of Loss until they once again shall have collectively suffered Losses by reason of all such breaches (or alleged breaches) in excess of the fifty thousand dollars ($50,000) aggregate threshold.

6.4       Indemnification Procedure.
          -------------------------

     (a) Any party seeking indemnification must have a good faith belief that it is entitled to such indemnification and shall give prompt (and, in any event, within thirty (30) days after receipt of actual notice of the claim) written notice (in accordance with the provisions of Section 8.10 hereof) to the indemnifying party of the facts and circumstances giving rise to the claim, and the amount of the claim for which it is seeking indemnification. The indemnifying party shall be relieved of the duty to indemnify for any damages which are incurred as a result of the failure to give such notice within the time required by the preceding sentence, however, except for such reductions, the failure to provide such notice within the time required by the preceding sentence, without the incurrence of damages as a result, will not reduce such indemnification obligation. Such notice shall contain a description in reasonable detail of the basis for such claim for indemnification. With respect to any claim for which indemnification is sought, the party seeking indemnification has an obligation to exercise its best efforts to mitigate the amount of any such indemnification claim.

     (b) Any indemnifying party will have the right to defend the indemnified party against any third party claim with counsel of the indemnifying party's choice reasonably satisfactory to the indemnified party so long as (i) the indemnifying party notifies the indemnified party in writing within fifteen (15) days after the indemnified party has given notice of the third party claim that the indemnifying party will, subject to the limitation of this Agreement, indemnify the indemnified party from and against such claims, and (ii) the indemnifying party conducts the defense of such third party claim actively and diligently. The indemnified party may retain separate co-counsel at its sole cost and expense and participate in the defense of the third party claim. In addition, if a legitimate conflict of interests exists such that one firm of attorneys cannot ethically represent both the indemnified party and the indemnifying party or the counsel retained by the indemnifying party otherwise advises the indemnifying party that separate counsel should be obtained, then the indemnified party may select its own counsel with the reasonable fees and expenses thereof to be paid by the indemnifying party.

     (c) The indemnified party will not consent to the entry of any judgment or enter into any settlement with respect to the third party claim without the prior written consent of the indemnifying party (not to be delayed, conditioned or withheld unreasonably), and the indemnifying party will not consent to the entry of any judgment or enter into any settlement with respect to the third party claim without the prior written consent of the indemnified party (not to be delayed, conditioned or withheld unreasonably).

6.5       Maximum Amount of Indemnification Obligations.
          ---------------------------------------------

     (a) Notwithstanding anything in this Agreement to the contrary, the aggregate potential liability of the Majority Shareholders for a breach of this Agreement, or otherwise arising from the transaction contemplated hereby, including, but not limited to, any liability arising under Article 6 of this Agreement or any liability arising for breach of contract, indemnity claims, tort claims or otherwise, is hereby expressly limited to the Majority Shareholders' Distribution Amount. The Majority Shareholders shall be personally liable for the payment of Indemnification Claims for which Purchaser is entitled to payment pursuant to and in accordance with this Article 6 ("Recoverable Indemnification Claims"), unless the Majority Shareholders elect to limit Purchaser's recourse to the recovery of the Majority Shares by proceeding in the following manner;

          (i) In lieu of the payment of cash to immediately satisfy all or any part of a Recoverable Indemnification Claim, the Majority Shareholders may collectively (but not individually) elect to satisfy the Recoverable Indemnification Claim (or portion thereof) by executing and delivering to the Purchaser a non-recourse promissory note and security agreement in the form attached hereto as Schedule 6.5(a)(i) (an "Indemnity Note"). The Indemnity Note shall be for the amount of the Recoverable Indemnification Claim and shall mature on the date which is the later of (x) eighteen (18) months from the Closing Date, or (y) six months from the date of its execution. Pursuant to and in connection with the Indemnity Note, the Majority Shareholders shall pledge and deliver to the Purchaser all of the Majority Shares (less those that may have been sold to directly satisfy an Indemnification Claim). The Majority Shareholders shall have no personal liability for the payment of any Indemnity Note or any Indemnification Claim satisfied by an Indemnity Note and Purchaser shall look solely to the security (i.e., the Majority Shares pledged pursuant to the Indemnity Note) for payment thereof; and

          (ii) The Majority Shareholders may execute multiple Indemnity Notes from time to time as Recoverable Indemnification Claims arise. The Purchaser agrees to the release and return of Majority Shares pledged under the Indemnity Note for the purpose of realizing upon the Purchaser's security interest in such Majority Shares to the extent that such Majority Shares are sold and the proceeds therefrom are paid to Purchaser in full or partial satisfaction of one or more Indemnity Notes or a Recoverable Indemnification Claim not satisfied by the execution and delivery of an Indemnity Note.

     (b) Notwithstanding the limitation of the potential aggregate liability of the Majority Shareholders to the Majority Shareholders' Distribution Amount, the Majority Shareholders may at any time pledge to Purchaser pursuant to an Indemnity Note and deliver an irrevocable written permission to foreclose to Purchaser the Balance of the Majority Shares in full and complete satisfaction of, and release and discharge from, any and all liability under this Agreement or otherwise, even if the value of the LML Shares pledged is less than the Majority Shareholders' Distribution Amount or the Majority Shareholders' maximum remaining potential liability.

     (c) Notwithstanding anything in this Agreement to the contrary, the aggregate potential liability of the Purchaser, Mr. Basler and Mr. Bendor-Samuel for a breach of this Agreement, or otherwise arising from the transaction contemplated hereby, including, but not limited to, any liability arising under
Article 6 of this Agreement or any liability arising for breach of contract, indemnity claims, tort claims or otherwise, is hereby expressly limited (i) with respect to the Purchaser, to the Majority Shareholders' Distribution Amount,
(ii) with respect to

Mr. Basler, to twenty-five thousand dollars ($25,000), and (iii) with respect to Mr. Bendor-Samuel, to ten thousand dollars ($10,000).


                            ARTICLE 7 - CONDITIONS
                            ----------------------

7.1        Conditions for the Benefit of the Purchaser.
           -------------------------------------------

     (a) The sale by the Vendors and the purchase by the Purchaser of the Shares is subject to the following conditions which are for the exclusive benefit of the Purchaser to be performed or complied with at or prior to the Time of Closing:

     (i) the representations and warranties of the Vendors set forth in Sections 3.1 and 3.2 shall be correct at the Time of Closing with the same force and effect as if made at and as of such time;

     (ii) the Vendors shall have performed or complied with all the terms, covenants and conditions of this Agreement to be performed or complied with by the Vendors at or prior to the Time of Closing;

     (iii) the Purchaser shall be furnished with such certificates, affidavits or statutory declarations of the Corporation and the Subsidiary and of the Vendors or of officers of the Corporation and the Subsidiary and of the Vendors as the Purchaser or the Purchaser's Counsel may deem reasonably necessary in order to establish that the terms, covenants and conditions contained in this Agreement have been performed or complied with by the Vendors, the Corporation or the Subsidiary, as the case may be, at or prior to the Time of Closing and that the representations and warranties of the Vendors herein are true and correct at the Time of Closing;

     (iv) the Vendors will have provided written directions to the Purchaser as contemplated in Section 4.2 as to the satisfaction of the Finova Warrant and the BUIS Warrant and there shall be tabled in the Closing by Finova and BUIS their respective Warrant Releases and the canceled Finova Warrant and BUIS Warrant or one or more affidavits of loss in respect thereof if one or both such documents have been lost, all as contemplated in Section 4.2 upon the Purchaser tabling either checks or share certificates, as the case may be, pursuant to such written directions.

     (b) In case any term or covenant of the Vendors or condition to be performed or complied with for the benefit of the Purchaser at or prior to the Time of Closing shall not have been performed or complied with at or prior to the Time of Closing, the Purchaser may, without limiting any other right that the Purchaser may have, at its sole option, either:

     (i) rescind this Agreement by notice to the Vendors, and in such event the Purchaser shall be released from all obligations hereunder; or

     (ii) waive compliance with any such term, covenant or condition in whole or in part on such terms as may be agreed upon without prejudice to any of its rights of rescission in the event of non-performance of any other term, covenant or condition in whole or in part.

7.2        Conditions for the Benefit of the Vendors.
           -----------------------------------------

     (a) The sale by the Vendors and the purchase by the Purchaser of the Shares is subject to the following conditions which are for the exclusive benefit of the Vendors to be performed or complied with at or prior to the Time of Closing:

     (i)   the representations and warranties of the Purchaser set forth in
           Section 3.4 shall be true and correct at the Time of Closing with the same force and effect as if made at and as of such time;

     (ii) the Purchaser shall have performed or complied with all of the terms, covenants and conditions of this Agreement to be performed or complied with by the Purchaser at or prior to the Time of Closing; and

     (iii) the Vendors shall be furnished with such certificates, affidavits or statutory declarations of the Purchaser or of officers of the Purchaser as the Vendors or the Vendors' counsel may reasonably think necessary in order to establish that the terms, covenants and conditions contained in this Agreement to have been performed or complied with by the Purchaser at or prior to the Time of Closing have been performed and complied with and that the representations and warranties of the Purchaser herein given are true and correct at the Time of Closing.

     (b) In case any term or covenant of the Purchaser or condition to be performed or complied with for the benefit of the Vendors at or prior to the Time of Closing shall not have been performed or complied with at or prior to the Time of Closing, the Vendors may, without limiting any other right that the Vendors may have, at its sole option, either:

     (i) rescind this Agreement by notice to the Purchaser, and in such event the Vendors shall be released from all obligations hereunder; or

     (ii) waive compliance with any such term, covenant or condition in whole or in part on such terms as may be agreed upon without prejudice to any of its rights of rescission in the event of non-performance of any other term, covenant or condition in whole or in part.

                              ARTICLE 8 - GENERAL
                              -------------------

8.1       Further Assurances.
          ------------------

          Each of the Vendors and the Purchaser shall from time to time execute and deliver all such further documents and instruments and do all acts and things as the other party may, either before or after the Closing Date, reasonably require to effectively carry out or better evidence or perfect the full intent and meaning of this Agreement.

8.2       Time of the Essence.
          -------------------

          Time shall be of the essence of this Agreement.

8.3       Commissions.
          -----------

          The Majority Shareholders shall indemnify and save harmless the Purchaser from and against any claims whatsoever for any commission or other remuneration payable or alleged to be payable to any person in respect of the sale and purchase of the Shares, if such person purports to act or have acted for the Vendors in connection with the sale of the Shares.

8.4       Legal Fees.
          ----------

          Subject to payment of Selling Expenses that are legal fees and expenses, each of the parties hereto shall pay their respective legal and accounting costs and expenses incurred in connection with the preparation, execution and delivery of this Agreement and all documents and instruments executed pursuant hereto and any other costs and expenses whatsoever and howsoever incurred.

8.5       Public Announcements.
          --------------------

          No public announcement or press release concerning the sale and purchase of the Shares shall be made by the Vendors without the prior consent and joint approval of the Vendors and the Purchaser. The Purchaser will publish a press release concerning the sale and purchase of the Shares as required by law. The Purchaser will allow the Vendors to review such press release and will consider corrections thereto suggested by the Vendors but will not be bound to publish in such press release anything except as is finally determined in the sole discretion of the Purchaser.

8.6       Benefit of the Agreement.
          ------------------------

          This Agreement shall enure to the benefit of and be binding upon the respective heirs, executors, administrators, successors and permitted assigns of the parties hereto.

8.7       Entire Agreement.
          ----------------

          This Agreement constitutes the entire agreement between the parties hereto with respect to the subject matter hereof and cancels and supersedes any prior understandings and agreements between the parties hereto with respect thereto. There are no representations, warranties, terms, conditions, undertakings or collateral agreements, express, implied or statutory, between the parties other than as expressly set forth in this Agreement.

8.8       Amendments and Waiver.
          ---------------------

          No modification of or amendment to this Agreement shall be valid or binding unless set forth in writing and duly executed by both of the parties hereto and no waiver of any breach of any term or provision of this Agreement shall be effective or binding unless made in writing and signed by the party purporting to give the same and, unless otherwise provided, shall be limited to the specific breach waived.

8.9       Assignment.
          ----------

          This Agreement may not be assigned by the Vendors without the written consent of the Purchaser or by the Purchaser without the written consent of the Vendors.

8.10      Notices.
          -------

          Any demand, notice or other communication to be given in connection with this Agreement shall be given in writing and shall be given by personal delivery, by registered mail or by electronic means of communication addressed to the recipient as follows:

          To the Vendors:

               WAYNE G. BASLER
               999 Executive Park Blvd.
               Suite 300
               Kingsport, Tennessee 37660

               Fax No.: (423) 378-6388

               PETER BENDOR-SAMUEL
               c/o Everest Software
               12700 Preston Rd.
               Suite 200
               Dallas, Texas 75220

               Fax No.: (972) 980-1503

               GARY G. MILLER
               c/o Cumberland Capital
               301 Commerce Street
               Suite 1470
               Fort Worth, Texas 76102

               Fax No.: (817) 335-5532

               W. HARWOOD RUNNER
               c/o Cumberland Capital
               301 Commerce Street
               Suite 1470
               Fort Worth, Texas 76102

               Fax No.: (817) 335-5532

          To the Purchaser:

               LML Payment System Inc.
               Suite 200
               6900 South Point Drive North
               Jacksonville, Florida 32216

               Fax No.: 904-281-9222

               Attention: President
               ---------

or to such other address, individual or electronic communication number as may be designated by notice given by either party to the other. Any demand, notice or other communication given by personal delivery shall be conclusively deemed to have been given on the day of actual delivery thereof and, if given by registered mail, on the seventh Business Day following the deposit thereof in the mail and, if given by electronic communication, on the day of transmittal thereof if given during the normal business hours of the recipient and on the Business Day during which such normal business hours next occur if not given during such hours on any day. If the party giving any demand, notice or other communication knows or ought reasonably to know of any difficulties with the postal system which might affect the delivery of mail, any such demand, notice or other communication shall not be mailed but shall be given by personal delivery or by electronic communication.

8.11      Severability.
          ------------

          The parties agree that if one or more provisions contained in this Agreement shall be deemed or held to be invalid, illegal or unenforceable in any respect under any applicable law, this Agreement shall be construed with the invalid, illegal and unenforceable provision deleted, and the validity, legality and enforceability of the remaining provisions contained herein shall not be affected or impaired thereby.

8.12      Governing Law.
          -------------

          This Agreement shall be governed by and construed in accordance with the laws of the State of Texas and the laws of the United States of America applicable therein.

8.13      Attornment.
          ----------

          For the purpose of all legal proceedings this Agreement shall be deemed to have been performed in the State of Texas and the courts of the State of Texas shall have jurisdiction to entertain any action arising under this Agreement. The Vendors and the Purchaser each hereby attorns to the jurisdiction of the courts of the State of Texas.

8.14      Counterparts and Facsimile Signatures.
          -------------------------------------

          This Agreement may be executed in any number of counterparts with the same effect as if the parties had all signed the same document. All counterparts shall be construed together and shall constitute one instrument.
In making proof of this Agreement, it shall not be necessary to account for more than one counterpart executed by the party against whom enforcement is sought. Facsimile Signatures are binding on the party providing the facsimile signature.

          IN WITNESS WHEREOF the parties have executed this Agreement.



                                   LML PAYMENT SYSTEMS INC.


                                   Per: __________________________________
                                                                       c/s

                                        __________________________________


                                   _______________________________________
                                   WAYNE G. BASLER

                                   _______________________________________
                                   PETER BENDOR-SAMUEL

                                   _______________________________________
                                   GARY G. MILLER

                                   _______________________________________
                                   W. HARWOOD RUNNER